Exhibit 4.6

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS, AND, IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER OF THIS WARRANT SHALL HAVE DELIVERED AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT THERE IS AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENT AND THAT SUCH REGISTRATION IS NOT REQUIRED.

THE VOTING OF THE SHARES OF STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF ARE ALSO SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.

No. WR-1

MCP-MSC ACQUISITION, INC.

Common Stock Purchase Warrant

January 28, 2008

MCP-MSC Acquisition, Inc. (the “Company”), a Delaware corporation, for value received, hereby certifies that MCP-MSC Equity Investment, LLC and each Person to whom this Warrant has been assigned or transferred in accordance with the Stockholders’ Agreement and terms hereof is referred to herein as a “Holder”) is entitled to purchase from the Company 6,605,366 (equal to three percent (3%) of the outstanding shares, on a fully diluted basis) duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an initial exercise price per share of $0.01, at any time or from time to time on or after the date hereof (the “Initial Date”) and prior to the earliest of (a) 5:00 p.m., New York, New York time, on December __, 2018, (b) the consummation of an Initial Public Offering, or (c) the occurrence of a Change of Control (the “Expiration Date”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

This Warrant is being issued pursuant to that certain Purchase Agreement, dated as of January 28, 2008 (the “Purchase Agreement”), among the Company and MCP-MSC Equity Investment, LLC. As used herein the term “Warrant” shall mean and include this Warrant and any Warrant or Warrants hereafter issued as a consequence of the exercise or transfer of this Warrant in whole or in part, and the term “Warrants” shall mean all Warrants issued by the Company pursuant to the Purchase Agreement and any Warrant or Warrants hereafter issued as a consequence of the exercise or transfer of such Warrants in whole or in part. Certain capitalized terms used in this Warrant are defined in Section 11.

Section 1. Exercise of Warrant.

1A. Manner of Exercise. Subject to Section 1G, this Warrant may be exercised by the Holder, in whole or in part, during normal business hours on any Business Day on or after the Initial Date to and including the Expiration Date, by surrender of this Warrant, with the form of subscription at the end hereof (or a reasonable facsimile thereof) duly executed by such Holder, to the Company at its principal office at Two Canal Park, Fourth Floor, Cambridge, MA 02141 or such other office or agency of the Company as the Company may designate by notice in writing to the Holder given in accordance with Section 13 (or, if such exercise shall be in connection with an underwritten Public Offering of shares of Common Stock (or Other Securities) subject to this Warrant, at the location at which the underwriters shall have agreed to accept delivery thereof), accompanied by payment in cash, by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to the Company, in the amount obtained by multiplying (a) the number of shares of Common Stock (without giving effect to any adjustment therein) designated in such form of subscription by (b) $0.01.

1B. Adjustment to Number of Shares of Common Stock. The number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock which the Holder shall be entitled to receive upon each exercise hereof shall be determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of Section 2) be issuable upon such exercise, as designated by the Holder pursuant to Section 1A, by a fraction of which (x) the numerator is $0.01 and (y) the denominator is the Exercise Price in effect on the date of such exercise. The “Exercise Price” shall initially be $0.01 per share, shall be adjusted and readjusted from time to time as provided in Section 2 and, as so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by Section 2 (and the term “Exercise Price” at any time, as used herein, shall mean such price as last adjusted or readjusted).

1C. When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected and the Exercise Price shall be determined immediately prior to the close of business on the Business Day on which this Warrant shall have been surrendered to the Company together with the payment provided for in Section 1A, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise as provided in Section 1D shall be deemed to have become the holder or holders of record thereof. Notwithstanding the foregoing, (i) if an exercise of all or any portion of this Warrant is being made in connection with a proposed Initial Public Offering, any proposed Change of Control, any proposed Transaction or any proposed sale of outstanding shares of Common Stock, then, at the election of the Holder, such exercise may be conditioned upon the consummation of such Initial Public Offering, Change of Control, Transaction or sale, in which case such exercise shall be effective immediately prior to the consummation of such Initial Public Offering, Change of Control, Transaction or sale.

1D. Delivery of Stock Certificates. Promptly after the exercise of this Warrant, in whole or in part, and in any event within three Business Days thereafter (unless such exercise shall be in connection with an Initial Public Offering, Change of Control, a Transaction, or sale of outstanding shares of Common Stock, in which event, at the election of the Holder, concurrently with the effectiveness of such exercise, as provided in Section 1C), the Company at its expense will cause to be issued in the name of and delivered to the Holder or, subject to Section 8, as such Holder may direct,

(1) a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled upon such exercise, and

(2) in case such exercise is in part only, a new Warrant or Warrants of like tenor, specifying the aggregate on the face or faces thereof of the number of shares of Common Stock equal to the number of such shares specified on the face of this Warrant minus the number of such shares designated by the Holder for such exercise as provided in Section 1A (including any shares forfeited by the Holder as a result of a Cashless Exercise pursuant to Section 1F, if applicable).

1E. Fractional Shares. The Company may issue fractional shares of Common Stock (or Other Securities) upon exercise of this Warrant; provided, however, that if the issuance of fractional shares is prohibited by any national securities exchange or automated quotation system on which the Common Stock is listed or traded at the time that this Warrant is exercised, the Company shall, in lieu of delivering any fractional share therefore, pay to the Holder exercising this Warrant an amount in cash equal to the Current Market Price of such fractional interest.

1F. Cashless Exercise. As an alternative to exercise of this Warrant by payment in cash by certified or official bank check or by wire transfer of immediately available funds (as provided above in Section 1A), the Holder may exercise its right to purchase some or all of the shares of Common Stock pursuant to this Warrant on a net basis without the exchange of any funds (a “Cashless Exercise”), such that, upon the exercise hereof, the Holder receives that number of shares of Common Stock subscribed to pursuant to this Warrant less that number of shares of Common Stock, valued at the Current Market Price at the time of exercise, equal to the aggregate Exercise Price that would otherwise have been paid by the Holder for such shares of Common Stock subscribed to. (For example: a Holder exercises the right to purchase 1,000 shares. At that time the Current Market Price is $5.00 and the exercise price is $0.01. The aggregate Exercise Price for 1,000 shares would be $10. Therefore $10.00÷ $5.00 =2. The Holder would receive 998 shares [1,000 -2] under a Cashless Exercise.)

1G. Automatic Exercise upon an Initial Public Offering or Change of Control. Notwithstanding any other provision of this Section 1, in the event that the Holder has not surrendered this Warrant, together with the completed form of subscription at the end hereof, by the close of business on the Business Day immediately preceding the date of the consummation of an Initial Public Offering or the date on which the holders of record of Common Stock (or Other Securities) shall be entitled to receive the consideration for their Common Stock in connection with a Change of Control, this Warrant shall be deemed to have been exercised, with no further action required on the part of the Holder hereof, in a Cashless Exercise pursuant to Section 1F as of the date of such Initial Public Offering or such record date, with such exercise being conditioned in each such case upon the consummation of such Initial Public Offering or Change of Control, as provided in Section 1C.

Section 2. Protection against Dilution or Other Impairment of Rights; Adjustment of Exercise Price.

2A. Treatment of Stock Dividends and Stock Splits. In case the Company, at any time or from time to time after the date hereof, shall declare or pay any dividend or other distribution on the Common Stock payable in shares of Common Stock or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise) other than by payment of a dividend or other distribution in Common Stock, then, and in each such case, the Exercise Price shall be reduced to a price (calculated to the nearest .00001 of a cent) determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend, distribution or subdivision and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution or subdivision. Such reduction shall be deemed to have taken place (a) in the case of any such dividend or other distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or other distribution (or, if a record is not taken, the date as of which the holders of the Common Stock of record entitled to such dividend or other distribution are to be determined), or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective. In the event that such dividend or distribution is not so paid or made or such subdivision, combination or reclassification is not effected, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date or effective date had not been so fixed.

2B. Dividends and Distributions. In case the Company at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of cash, other or additional stock or other securities or other property or options, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise) on the shares of Common Stock, other than a dividend payable in shares of Common Stock, then, and in each such case, the Holder shall be entitled to elect by written notice to the Company to receive either:

(a) immediately and without further payment, such dividend or other distribution to which such holder would have been entitled if such Holder had exercised this Warrant immediately prior to the record date fixed for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution (or, if a record date is not fixed in connection with such dividend or other distribution, immediately prior to the date as of which the holders of Common Stock of record entitled to such dividend or other distribution are to be determined), or

(b) upon the exercise or conversion of this Warrant at any time on or after such record date (or, if a record date is not fixed in connection with such dividend or other distribution, the date as of which the holders of Common Stock of record entitled to such dividend or other distribution are to be determined), the number of shares of Common Stock or Other Securities to be received upon exercise or conversion of this Warrant determined as provided herein and, in addition and without further payment, such dividend or other distribution to which such Holder would have been entitled by way of such dividend or other distribution and subsequent dividends and other distributions that such holder would have been entitled to through the date of exercise if such Holder had (x) exercised this Warrant immediately prior to such record date (or, if a record date is not fixed in connection with any such dividend or other distribution, the date as of which the holders of Common Stock of record entitled to such dividend or other distribution are to be determined) and (y) retained any Common Stock or Other Securities issued in connection with such dividend or other distribution through the date of exercise.

2C. Adjustments for Combinations, Etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination or consolidation shall be proportionately increased concurrently with the effectiveness of such combination or consolidation.

2D. Minimum Adjustment of Exercise Price. If the amount of any adjustment of the Exercise Price required hereunder would be less than one percent of the Exercise Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent of such Exercise Price; provided, that upon the exercise of this Warrant, all adjustments carried forward and not theretofor made up to and including the date of such exercise shall be made to the nearest .00001 of a cent.

2E. Changes in Common Stock. In case the Company after the date hereof and prior to the Expiration Date (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, (b) shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Stock or Other Securities shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (c) shall effect a capital reorganization or reclassification of the Common Stock or Other Securities (other than a capital reorganization or reclassification for which the Exercise Price is adjusted pursuant to Section 2A or 2C or that results in the right to receive a dividend or distribution pursuant to Section 2B ), then, and in the case of each such event (each, a “Transaction”), proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder, upon the exercise of this Warrant at any time after the consummation of such Transaction, shall be entitled to receive (at the aggregate Exercise Price in effect at the time of such consummation for all Common Stock or Other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock or Other Securities issuable upon such exercise prior to such consummation, the amount of stock securities, cash or other property to which such Holder would actually have been entitled as a shareholder upon such consummation if such Holder had exercised the rights represented by this Warrant in full immediately prior thereto.

2F. Notice of Adjustment. Upon the occurrence of any event requiring an adjustment of the Exercise Price, then and in each such case the Company shall promptly deliver to the Holder an Officer’s Certificate stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock issuable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

2G. Other Notices. In case at any time:

(a) the Company shall declare or pay to the holders of Common Stock any dividend or make any distribution;

(b) the Company shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or other rights;

(c) there shall be any Change of Control or Transaction;

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(e) the Company files a registration statement in connection with the Initial Public Offering;

then, in any one or more of such cases, the Company shall give to the Holder prior written notice of (i) the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any Change of Control, Transaction or dissolution, liquidation, or winding-up of the Company, as the case may be, and (ii) the date (or, if not then known, a reasonable approximation thereof by the Company) when any Change of Control, Transaction, dissolution, liquidation, or winding-up of the Company or the filing of any such registration statement shall take place. Such notice shall be delivered to the holders of Warrants at least 30 days prior to the date therein specified (or, if earlier, the date on which notice is given to holders of Registrable Securities pursuant to Section 8.4.1(a) of the Stockholders’ Agreement in connection with the event specified in clause (e) of this Section 2G) and shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or to a favorable vote of security holders, if either is required.

2H. Certain Events. If any event occurs as to which, in the good faith judgment of the Board of Directors of the Company (the “Board”), the other provisions of this Warrant are not strictly applicable or if strictly applicable would not fairly protect the exercise rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board shall appoint its regular independent auditors or another firm of independent public accountants of recognized national standing which shall give their opinion upon the adjustment, if any, on a basis consistent with such essential intent and principles, necessary to preserve, without dilution, the rights of the Holder. Upon receipt of such opinion, the Board shall forthwith make the adjustments described therein; provided, that no such adjustment shall have the effect of increasing the Exercise Price as otherwise determined pursuant to this Warrant. The Company may make such reductions in the Exercise Price as it deems advisable.

2I. Prohibition of Certain Actions. The Company shall not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise privilege of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of all Warrants from time to time outstanding, and (c) shall not take any action which results in any adjustment of the Exercise Price if the total number of shares of Common Stock or Other Securities issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock or Other Securities then authorized by the Company’s certificate of incorporation and available for the purpose of issue upon such conversion.

2J One Adjustment per Event. Except to the extent the terms of this Warrant otherwise contemplate multiple adjustments, the Exercise Price shall not be adjusted more than once for any one event for which an appropriate adjustment is made pursuant to this Section 2.

Section 3. Stock to be Reserved. The Company will, at all times during the period in which the rights represented by this Warrant may be exercised, reserve and keep available out of the authorized Common Stock, solely for the purpose of issuance upon the exercise of the Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants, and the Company will maintain at all times all other rights and privileges sufficient to enable it to fulfill all its obligations hereunder. The Company covenants that all shares of Common Stock which shall be so issuable shall be, upon issuance, duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Company or any other Person in connection with such issuance, and free from all taxes, liens and charges with respect to the issuance thereof (not including any income taxes payable by the Holder in connection with the exercise of the Warrant), and the Exercise Price will be credited to the capital and surplus of the Company. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any applicable requirements of the National Association of Securities Dealers, Inc. and of the securities exchanges, if any, upon which the Common Stock may be listed.

Section 4. Obtaining Approvals and Listings. The Company will, at its own expense, obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Company in order to issue shares of Common Stock or Other Securities upon the exercise of the Warrants and otherwise to perform its obligations hereunder, except, in each case, for any such permits, consents and approvals (other than those relating to blue sky laws) required as a result of the status of a Holder of the Warrants.

Section 5. Issue Tax. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereto.

Section 6. Closing of Books. Subject to the Stockholders’ Agreement, the Company will at no time close its transfer books against the transfer of any Warrant or of any shares of Common Stock issued or issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of such Warrant.

Section 7. No Rights or Liabilities as Stockholders. This Warrant shall not entitle the Holder to any of the rights of a stockholder of the Company, except as expressly contemplated herein. No provision of this Warrant, in the absence of the actual exercise of such Warrant and receipt by the Holder of Common Stock issuable upon such exercise, shall give rise to any liability on the part of such Holder as a stockholder of the Company, whether such liability shall be asserted by the Company or by creditors of the Company.

Section 8. Restrictive Legends.

8A. Restrictions; Legends. This Warrant and the Common Stock (or Other Securities) issuable upon the exercise hereof are subject in all respects to the provisions of the Stockholders Agreement. Each Holder shall become a signatory to the Stockholders Agreement as a condition to receiving any Warrant. This Warrant and each certificate issued upon the exercise of this Warrant and each certificate issued upon any direct or indirect transfer of this Warrant or of any share of Common Stock (or Other Securities) issuable upon exercise of this Warrant shall be transferable only upon satisfaction of the conditions set forth in the Stockholders Agreement and shall be stamped or otherwise imprinted with legends in the form required under Section 8 of the Stockholders Agreement.

8B. Termination of Restrictions; Removal of Legends. The restrictions imposed by this Section 8 upon the transferability of this Warrant and the Common Stock (or Other Securities) issuable upon exercise of this Warrant shall cease and terminate at such time as this Warrant or any such shares of Common Stock shall no longer be subject to the provisions of Section 3, Section 4 and Section 8 of the Stockholders Agreement. Whenever such restrictions cease and terminate as to this Warrant or any such Common Stock, the holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new certificates not bearing the applicable legends required by Section 8A hereof.

Section 9. Stockholders’ Agreement. This Warrant is, and any Common Stock issued or issuable upon the exercise hereof will be, “Investor Shares” as defined in and for purposes of the Stockholders’ Agreement, and the Holder and the holders of any securities issued or issuable upon the exercise hereof are each entitled to the benefits of, and each acknowledges that they are bound by the obligations set forth in, the Stockholders’ Agreement applicable to holders of Investor Shares, as defined in the Stockholders’ Agreement, as provided from time to time in the Stockholders’ Agreement.

Section 10. Ownership, Transfer and Substitution of Warrants.

10A. Ownership of Warrants. Except as otherwise required by law, the Company may treat the Person in whose name any Warrant is registered on the register kept at the principal office of the Company as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary except that, if and when any Warrant is properly assigned in blank, the Company, in its discretion, may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the Company to the contrary. Subject to Section 8, a Warrant, if properly assigned, may be exercised by a new Holder without first having a new Warrant issued.

10B. Office; Transfer and Exchange of Warrants.

(a) The Company will maintain an office (which may be an agency maintained at a bank) in Massachusetts where notices, presentations and demands in respect of this Warrant may be made upon it. Such office shall be maintained at Two Canal Park, Fourth Floor, Cambridge, MA 02141 until such time as the Company shall notify the Holders of any change of location of such office.

(b) The Company shall cause to be kept at its office maintained pursuant to Section 10B(a) hereof a register for the registration and transfer of the Warrants. The names and addresses of Holders, the transfers thereof and the names and addresses of transferees of Warrants shall be registered in such register. The Person in whose name any Warrant shall be so registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c) Subject to the Stockholders’ Agreement, upon the surrender of any Warrant, properly endorsed, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 10B(a) hereof, the Company at its expense will (subject to compliance with Section 8 hereof, if applicable) execute and deliver to or upon the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

10C. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant held by a Person other than an institutional investor, upon delivery of its unsecured indemnity or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the principal office of the Company, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

Section 11. Definitions. Capitalized terms which are used herein and defined in the Purchase Agreement, and are not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Purchase Agreement. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Affiliate” shall have the meaning given such term in the Stockholders’ Agreement.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close.

“Cashless Exercise” shall have the meaning specified in Section 1F.

“Change of Control” shall have the meaning given such term in the Stockholders’ Agreement.

“Commission” shall mean the Securities and Exchange Commission or any successor federal agency having similar powers.

“Common Stock” shall mean the Company’s common stock, par value $0.001 per share, or any stock into which such stock shall have been converted or changed or any stock resulting from any reclassification of such stock and all other stock of any class or classes (however designated) of the Company, the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Company” shall have the meaning specified in the opening paragraphs of this Warrant.

“Current Market Price” shall mean, when used with respect to the Common Stock or Other Securities, on any date specified herein, the average daily Market Price during the period of the most recent 20 days, ending on such date, on which the New York Stock Exchange, Inc. was open for trading or, if no Common Stock is then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then Current Market Price shall be the Market Price on such date; provided, however, that if the Current Market Price is being determined in connection with a Cashless Exercise in conjunction with an Initial Public Offering, a Change of Control or other Transaction or sale of the Common Stock, the Current Market Price shall mean (i) the initial public offering price of the Common Stock (or Other Securities) as set forth in the prospectus which forms a part of the registration statement filed pursuant to the Securities Act in connection with such Initial Public Offering, or (ii) the amount of cash and the Fair Market Value of any non-cash consideration per share of Common Stock to be received by the holders of Common Stock in such Change of Control, Transaction or sale of the Common Stock, as applicable.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exercise Price” shall have the meaning specified in Section 1B.

“Expiration Date” shall have the meaning specified in the opening paragraphs of this Warrant.

“Fair Market Value” shall have the meaning given such term in the Stockholders’ Agreement.

“Holder” shall have the meaning specified in the opening paragraphs of this Warrant.

“Initial Date” shall have the meaning specified in Section 2A.

“Initial Public Offering” shall mean the initial public offering and sale of the Common Stock (or Other Securities) for cash pursuant to an effective registration statement under the Securities Act.

“Market Price” shall mean, with respect to the Common Stock, on any date specified herein, (i) if the Common Stock is listed or admitted to trading on any national securities exchange, the closing price per share on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (ii) if the Common Stock is not then listed or admitted to trading on any national securities exchange, the last trading price per share of Common Stock on such date or, if no such sale takes place on such date, the average of the reported closing bid and asked prices thereof on such date, as quoted in the Nasdaq National Market or Nasdaq SmallCap Market or as published by the National Quotation Bureau, Incorporated or any similar organization, or, if no shares of Common Stock are then quoted in the Nasdaq National Market or Nasdaq SmallCap Market, or published by the National Quotation Bureau, Incorporated or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Company, or (iii) if no shares of Common Stock are then listed or admitted to trading on any national securities exchange or quoted or published in the over-the-counter market, the Fair Market Value thereof.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by its Chief Executive Officer, President or Chief Financial Officer.

“Other Securities” shall mean any stock (other than Common Stock) and any other securities of the Company or any other Person (corporate or otherwise) which the Holder at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 2E or otherwise.

“Person” shall mean and include an individual, a partnership, an association, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Purchase Agreement” shall have the meaning specified in the opening paragraphs of this Warrant.

“Registrable Securities” shall have the meaning given such term in the Stockholders’ Agreement.

“Required Holders” shall mean the Holders of at least 66 2/3% of all the Warrants at the time outstanding, determined on the basis of the number of shares of Common Stock then purchasable upon the exercise of all Warrants then outstanding.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of March 31, 2005, among the Company and certain holders of the Company’s outstanding capital stock, as such Stockholders’ Agreement may from time to time be amended, modified or supplemented in accordance with its terms.

“Transaction” shall have the meaning specified in Section 2E.

“Warrant” shall have the meaning specified in the opening paragraphs of this Warrant.

Section 12. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

Section 13. Notices. All notices and other communications under this Warrant shall be in writing and shall be sent (a) by registered or certified mail, return receipt requested, or (b) by a recognized overnight delivery service, addressed (i) if to any Holder of any Warrant or any holder of Common Stock (or Other Securities) issued upon exercise of the Warrants, at the registered address of such holder as set forth in the applicable register kept at the principal office of the Company, or (ii) if to the Company, to the attention of Raymond B. Greer at its principal office, provided that the exercise of any Warrant shall be effected in the manner provided in Section 1.

Section 14. Miscellaneous.

(a) Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Required Holders; provided, however, that no such amendment or waiver shall increase the

Exercise Price, shorten the period during which the Warrants may be exercised or modify any provision of this Section 14(a) without consent of the holders of all Warrants then outstanding affected by such amendment or waiver.

(b) This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to the choice of law principles of such state).

(d) The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof.

(e) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the day and year first above written.

MCP-MSC ACQUISITION, INC.

By:	/s/ Adam Doctoroff
Name:	Adam Doctoroff
Title:	Vice President

FORM OF SUBSCRIPTION

(To be executed only upon exercise of Warrant)

To: MCP-MSC ACQUISITION, INC.

The undersigned registered Holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder,             shares1 of Common Stock of MCP-MSC Acquisition, Inc. [and herewith makes payment of $                    therefor]2 [in a Cashless Exercise pursuant to Section 1F of the within Warrant]3, and requests that the certificates for such shares be issued in the name of, and delivered to                                          whose address is                                         .

Dated:

/s/
(Signature must conform in all respects to name of holder as specified on the face of this Warrant)

(Street Address)

(City) (State) (Zip Code)

[1]

Insert here the number of shares called for on the face of this Warrant (or, in the case of a partial exercise, the portion thereof as to which this Warrant is being exercised), in either case without making any adjustment for shares of Common Stock or other securities or property or cash which, pursuant to the adjustment provisions of this Warrant, may be delivered upon exercise. In the case of a partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of this Warrant (after giving effect to the portion of this Warrant deemed to be forfeited as a result of a Cashless Exercise), to the holder surrendering the same .

[2]	Use in connection with an exercise involving a delivery of funds to the Company.
[3]	Use in connection with a Cashless Exercise.

FORM OF ASSIGNMENT

(To be executed only upon transfer of Warrant)

For value received, the undersigned registered Holder of the within Warrant hereby sells, assigns and transfers unto                      the right represented by such Warrant to purchase                     1 shares of Common Stock of MCP-MSC Acquisition, Inc., to which such Warrant relates, and appoints                      Attorney to make such transfer on the books of MCP-MSC Acquisition, Inc., maintained for such purpose, with full power of substitution in the premises.

Dated:

/s/
(Signature must conform in all respects to name of holder as specified on the face of this Warrant)

(Street Address)

(City) (State) (Zip Code)

Signed in the presence of:

[1]

Insert here the number of shares called for on the face of the within Warrant (or, in the case of a partial assignment, the portion thereof as to which this Warrant is being assigned), in either case without making any adjustment for shares of Common Stock or other securities or property or cash which, pursuant to the adjustment provisions of the within Warrant, may be delivered upon exercise. In the case of a partial assignment and upon surrender of this Warrant, new Warrants will be issued and delivered, one representing the portion of the within Warrant not being assigned to the holder assigning the same and the other representing the portion of the within Warrant being assigned to the assignee.